DRAFT

AGREEMENT

between

EL DORADO CHEMICAL COMPANY

and

UNITED STEELWORKERS OF AMERICA INTERNATIONAL UNION AFL-CIO
AND ITS LOCAL 13-434

Effective: August 1, 2007

EL DORADO CHEMICAL COMPANY
El Dorado, Arkansas

TABLE OF CONTENTS

PREAMBLE   1

ARTICLE I                            TERM OF AGREEMENT   1

ARTICLE II                           MANAGEMENT RIGHTS CLAUSE   1

ARTICLE III                          RIGHT TO ARBITRATE   2

ARTICLE IV                          GRIEVANCE PROCEDURE AND ARBITRATION   2

Section 1   2
Section 2   4
Section 3   4

ARTICLE V                           CLASSIFICATION CHANGES   4

Section 1   4
Section 2   4
Section 3   5
Section 4   5
Section 5   6

ARTICLE VI                          HOURS OF WORK   6

Section 1   6
Section 2   7
Section 3   7
Section 4   7
Section 5   7

ARTICLE VII                         CALL-OUT OVERTIME AND LOCAL NOTIFICATION   7

Section 1   7
Section 2   8
Section 3   8
Section 4   9

ARTICLE VIII                       SHIFT MEN - DAY MEN   9

ARTICLE IX                         HOLIDAY PAY   9

ARTICLE X                          VACATIONS  10

Section 1  10
Section 2  11
Section 3  11
Section 4  11
Section 5  12
Section 6  12
Section 7  12

ARTICLE XI                          SENIORITY  12

Section 1        Eligibility for Seniority  13
Section 2        Seniority Credits  13
Section 3        Progression Chart  13
Section 4        Bargaining Unit and Area Seniority  13
Section 5        Vacancies of More than Ninety (90) Days  14
Section 6        Vacancy Posting and Bidding Procedure  14
Section 7        Filling Vacancies of Ninety (90) Days or Less  15
Section 8        Classifications and Shifts  18
Section 9        Reduction in Forces  19
Section 10      Status of Employees Laid Off  21
Section 11      Seniority Lists  21
Section 12      Seniority - Outside Assignments  21
Section 13      Layoffs and Reemployment  21
Section 14      New Operations and Existing Operations  22
Section 15      Promotional Requirements  22

ARTICLE XII                                PHYSICAL EXAMINATIONS  22

Section 1         Periodical Examinations  22
Section 2  22
Section 3  23

ARTICLE XIII                                AUTHORIZED DEDUCTIONS  23

Section 1         Union Dues  23
Section 2        Political Contributions  23

ARTICLE XIV                      DISCHARGE  24

Section 1  24
Section 2  24
Section 3  24

ARTICLE XV                        MILITARY LEAVE  24

Section 1            Leave of Absence  24
Section 2  24

ARTICLE XVI                       BULLETIN BOARDS  25

ARTICLE XVII                      SAFETY & HEALTH  25

Section 1  25
Section 2  25
Section 3  25
Section 4  26
Section 5  26
Section 6  26
Section 7  26
Section 8  26
Section 9  27
Section 10  27

ARTICLE XVIII                     WORKMEN'S COMMITTEE CONFERENCES  27

ARTICLE XIX                        SEVERANCE PAY  28

ARTICLE XX                          CONTRACT WORK  28

ARTICLE XXI                        DISCRIMINATION  28

ARTICLE XXII                       LEAVE OF ABSENCE  28

Section 1                       Personal Business  28
Section 2                       Union Business  29
Section 3                       Sickness or Accident  30

ARTICLE XXIII                   JURY DUTY  30

ARTICLE XXIV                   WAGE RATES AND CLASSIFICATIONS  30

ARTICLE XXV                     VALIDITY  31

ARTICLE XXVI                   NOTICES  31

ARTICLE XXVII                  FUNERAL LEAVE  31

ARTICLE XXVIII                 MEDICAL INSURANCE BENEFITS  32

Group Insurance and Pension  32

ARTICLE XXIX                    NO LOCKOUT - NO STRIKE  34

EXHIBIT "A"                        OPERATING DEPARTMENT PROGRESSION CHART  36

EXHIBIT "B"                         WAGE RATES AND CLASSIFICATIONS  36

SHIFT DIFFERENTIAL  37

CLOTHING ALLOWANCE  37

EMERGENCY SQUAD PREMIUM  37

EXHIBIT "C-2"                     5-2 SHIFT SCHEDULE  38

EXHIBIT "C-3"                     UNIFORM SHIFT SCHEDULE  38

EXHIBIT "D"                        CONSOLIDATION POLICY  39

LETTER OF UNDERSTANDING  42

EXTRA CREW LETTER OF UNDERSTANDING  44

AMERICANS WITH DISABILITIES ACT LETTER OF UNDERSTANDING  46

TWELVE HOUR SHIFT LETTER OF UNDERSTANDING  47

LETTER OF UNDERSTANDING  48

LETTER OF UNDERSTANDING  50

(iv)

PREAMBLE

Articles of Agreement between EL DORADO CHEMICAL COMPANY (hereinafter referred to as "Company") and UNITED STEELWORKERS OF AMERICA INTERNATIONAL UNION AFL-CIO AND ITS LOCAL 13-434 (hereinafter referred to as "Union"), whom the Company recognizes as the exclusive bargaining agency for all production, chemical, and operating employees included in the bargaining unit at its chemical plant located North of El Dorado, Arkansas, for the purposes of pay, wages, and other conditions of employment.  There is excepted from the bargaining unit described all Maintenance employees not otherwise described within the Preamble, guards, shipping attendants, janitors and common laborers, office and clerical employees, non-working Foremen, and all supervisory employees.

Our future success and security requires that we foster a plant culture which underscores the importance of teamwork and focuses on customer satisfaction, methods improvement, demands mutual respect and promotes high morale.  We must be prepared to meet the needs of changing circumstances and seize opportunities provided.  The Company, the Union and all employees are committed to doing so.

We appreciate qualities and values such as pride in what we do, taking ownership of responsibility, dedication, cooperation, efficiency and optimism.  Everyone who depends upon EDC recognizes the importance of creating and maintaining a safe and clean workplace and wants a plant which promotes fair treatment, quality work, and productive, profitable and efficient operations.  We each accept and share the responsibility to do our parts to make that happen.

ARTICLE I
TERM OF AGREEMENT

This Agreement shall remain in full force and effect for a period beginning at 12:01 a.m., August 1, 2007, and ending at 12:00 Midnight, July 31, 2010.  At reasonable times after June 1, 2010, the parties will meet for the purpose of negotiating a new contract to be effective for the period commencing after 12:01 a.m., August 1, 2010.

ARTICLE II
MANAGEMENT RIGHTS CLAUSE

The Union expressly recognizes that the Company has the exclusive responsibility for and authority over (whether or not the same was exercised heretofore) the management, operation and maintenance of its facilities and, in furtherance thereof, has, subject to the terms of this Agreement, the right to determine policy affecting the selection, hiring, and training of employees; to direct the work force and to schedule work; to institute and enforce reasonable rules of conduct, to assure discipline, and efficient operation; to determine what work is to be done, what is to be produced and by what means; to determine the quality and quantity of workmanship; to determine the size and composition of the work force; to determine the allocation and assignment of work to employees; to determine the location of business, including the establishment of new locations or departments, divisions, or subdivisions thereof; to arrange for work to be done by other companies or other divisions of the Company; to alter, combine, or eliminate any classification, operation, service or department; to sell, merge, or discontinue the business or any phase thereof; provided, however, in the exercise of these prerogatives, none of the specific provisions of the Agreement shall be abridged.

The Company will not use the vehicle of subcontracting for the sole purpose of laying off employees or reducing the number of hours available to them.

ARTICLE III
RIGHT TO ARBITRATE

All grievances and disputes as to classifications, hours of work, and other working conditions, arising between the Company and the employees shall be governed in manner of settlement by the terms of this Agreement.  Whenever any grievance or dispute arises which cannot be otherwise adjusted, the parties hereto agree that the same shall be decided in the manner provided for in Article IV.  Only a matter concerning the interpretation or application of a provision of this Agreement shall be the subject of arbitration.

ARTICLE IV
GRIEVANCE PROCEDURE AND ARBITRATION

Section 1.

Grievances shall be limited to matters concerning the provisions of the Agreement.  A "grievance," as that term is used in this contract, means a claim by an employee, or the Union, that a term of this contract has been violated.  All time limits in the first, second, third, and fourth steps listed below shall be to "working days" which shall be interpreted to include only Monday through Friday, but shall not include holidays.  Time limits specified herein may be extended by mutual written agreement of the parties in unusual cases.
The Company agrees to investigate situations which may warrant discipline promptly after it learns of the situation.  It also commits to administer any discipline warranted within 10 working days after it completes its investigation and assesses relevant facts. If its factual determination and decision whether/how to discipline cannot be completed within 10 working days of the completion of its investigation, the Union will be advised of the need for a reasonable extension of time within which the Company expects to complete the process.  The Union’s agreement to extend this time will not be unreasonably withheld.

First Step

The aggrieved employee, and/or his Steward, shall verbally discuss the grievance with his foreman and/or supervisor.  If the foreman and/or supervisor's verbal reply is not satisfactory, the employee and/or his Steward shall submit the grievance in writing to his foreman or supervisor.  No grievance shall be considered unless it is filed within fifteen (15) days after the occurrence of the event complained of.  The supervisor to whom the grievance is submitted in writing shall provide his written reply within fifteen (15) days after receipt of the grievance.

Within five (5) days after the receipt of the written decision of the supervisor, the Steward shall notify the supervisor as to whether his decision is satisfactory.

Second Step

If the written decision of the supervisor is not satisfactory, the Chief Steward shall submit the grievance in writing, within ten (10) days, to the head of the department in which the grievance arose.  He shall  give his reply in writing within fifteen (15) days after receipt of the grievance.

Within five (5) days after the receipt of the written decision of the department head, the Chief Steward shall notify the department head as to whether the decision is satisfactory.

Third Step

If the decision of the appropriate department head is not satisfactory, it shall be submitted in writing, within ten (10) days, to the Plant Manager, who shall then have ten (10) days after receipt of the grievance in which to render his decision.

Within ten (10) days after receipt of the written decision of the Plant Manager, the Workmen's Committee shall notify the Plant Manager, in writing, as to whether his decision is satisfactory.

Fourth Step

If the procedure is not adjusted satisfactorily through the procedure hereinbefore mentioned, the matter may be referred to an arbitrator.  If the Union desires to submit such grievance to an impartial arbitrator (providing the grievance is one which does not involve matters on which arbitration is specifically prohibited under the terms of this Agreement, and which the Company and the Union have mutually agreed to submit to arbitration) it must notify the other party of that fact, in writing, within thirty (30) days after the date the Plant Manager, or other duly authorized representative, advised the Workmen's Committee of his decision.

The Union and the Company shall make written application to the Federal Mediation and Conciliation Service requesting a seven-name arbitrator panel from which the parties shall select an arbitrator.  The parties shall alternately each strike three names, one at a time.  After striking, the remaining name shall act as Arbitrator.  It is understood that, starting with the first arbitration case following the date of the execution of this Agreement, the Union shall strike the first name.  In the next case, the first name stricken will be by the Company and, alternately, the Union and the Company thereafter.  Both the Company and the Union shall have the right to reject two panels submitted by the Federal Mediation and Conciliation Service.

When the Arbitrator has been selected, he shall meet for the consideration of the grievance as soon thereafter as is practical.  Any such meeting of an Arbitrator shall be held in El Dorado, Arkansas, unless the parties unanimously decide otherwise.

Any such Arbitrator shall decide only the grievance submitted to him upon testimony presented to him by the Union and the Company, and shall render his decision in writing.

Except as otherwise specifically provided in this Agreement, the Arbitrator shall have no power to change the wages, hours, or conditions of employment set forth in this Agreement; he shall have no power to add to, subtract from, or modify any of the terms of this Agreement; he shall deal only with the grievance which occasioned his appointment.  He will require that the Union has the burden of establishing its position on behalf of the employee, except in a discipline and/or discharge case when the burden will be on management.

The parties hereto shall comply fully with the award or decision made by any such Arbitrator, and the decision of the Arbitrator will be final and binding on both parties.

The expense of the Arbitrator shall be paid equally by the Company and the Union.

Section 2.

No provision of this Article IV, or of any other Article of this Agreement, shall deprive any employee covered by the terms of this Agreement of any rights to which he may be entitled under Section 9(a) of the Labor Management Relations Act of 1947, or any other Statute of the United States.

Section 3.

In the event a grievance arises over a discharge or layoff, the first and second steps of the grievance procedure may be bypassed.

ARTICLE V
CLASSIFICATION CHANGES

Section 1.

An employee who has been trained and is functioning independently (without the need for regular contact with an accessible, certified trainer on the shift) but has not yet been certified as qualified for the position will be paid the rate for the position while he is doing so.  This provision will not apply when the trainee is assisted by another employee assigned to that position for purposed of training.  The employee will be expected to complete the certification process of the position for which he is training without undue delay.  The expected time frame for doing so will vary by such factors as position and skill level required, employee ability, availability of other employees and production load of the facility.

Section 2.

Subject to the provision of Article XI, Section 10, when an employee is transferred to a classification paying a smaller wage rate than the classification from which he was transferred, he shall receive the rate of pay of the new classification at the end of ninety (90) calendar days.

If an employee is shifted to any classification paying a smaller wage rate than his regularly assigned classification due to the temporary shutdown of equipment, no reduction in rate shall be made during the first ninety (90) calendar days.

If an employee is transferred to a lower classification due to the exercise of seniority provisions of this Agreement, he shall receive the rate of his new classification on the date of transfer.

Section 3.

An employee who is to be laid off, due to reduction in the work force shall be given two (2) weeks' notice of the date of the layoff.  In the absence of such notice, the employee shall be given two (2) weeks' pay at his rate at the time of his layoff.  It is provided, however, if an employee is temporarily laid off and is reemployed within less than two (2) weeks of the date on which he was temporarily laid off, he shall be paid only a sum equal to the number of hours he would have worked during the period of the layoff on his regular schedule, multiplied by the hourly wage rate which he was earning at the time he was laid off.

Neither notice nor pay in lieu of notice referred to in this Section 3 shall be required with respect to a temporary layoff which is due to a reduction in forces caused by fire, storm, explosion, Act of God, production emergency due to manpower shortage, or by a strike of any employees of the Company at the Chemical Plant (which employees are in another bargaining unit), or by a strike of any employees of any other employer.

Section 4.

All work peculiar to any classification shall normally be done by employees regularly assigned to that classification except in cases of emergency.  An employee called out or assigned to fill that vacancy will be considered regularly assigned to that classification.  However, operating personnel in operating areas may perform any other duties and routine process control analyses related to the operation of the Unit.  No arbitrary changes in present classifications or duties thereof will be made with the purpose or result of reducing the pay of any classification.  Any man who has available time over and above his normal duties shall assist other employees in his area.

When an employee's area duties are down and there is to be no work for him at all on his shift, he may be assigned to:

1.	Fill other operating vacancies within his area.

2.	Assist in maintenance efforts anywhere in the plant.

3.	Perform yard maintenance work anywhere in the plant.

4.	Perform minor maintenance in his unit.

5.	Perform any other duties as directed by his supervisor so long as it does not require the performance of an immoral or unsafe act.

(Under this condition, an employee may be notified to change shifts and, if so notified sixteen (16) hours or more in advance of the beginning of his new shift, will not be entitled to pay in lieu of short notice under Article VII of the current agreement.)

When an employee's assignment is down only part of the shift, he may be assigned to:

1.	Assist in maintenance efforts in his unit.

2.	Perform yard maintenance work in his unit.

3.	Perform minor maintenance in his unit.

4.	Perform any other duties as directed by his supervisor so long as it does not require the performance of an immoral or unsafe act.

An Operating Department employee shall perform minor maintenance functions while his unit is operating if he has time available over and above his primary operating duties.

Section 5.

Except in cases of emergency and for training purposes, no foreman, supervisor, or employee not covered by this Agreement shall do any work peculiar to any classification covered by the bargaining unit.  However, Maintenance employees may from time to time perform minor operating functions when accompanied by operating personnel.  The Company shall use technical employees from time to time to make tests and inspections requiring engineering skill.

ARTICLE VI
HOURS OF WORK

Section 1.

The regular hours for work shall be eight (8) hours per day and forty (40) hours per work week.  One and one-half (1-1/2) times the applicable hourly rate will be paid for all work in excess of eight (8) hours in any one day, in excess of eight (8) hours in succession, or forty (40) hours in any one week.

Section 2.

The work week shall begin at 11:00 p.m. on Sunday and end at 11:00 p.m. the following Sunday.  The work day shall begin at 11:00 p.m. and end at 11:00 p.m.

Section 3.

The work schedule and shift schedules which are presently in effect and which are made a part of this contract as Exhibit "C" shall remain in full force and effect for the terms of this Agreement.  Regular hours of work for laboratory personnel shall be 8:00 a.m. to 4:30 p.m.

Hours of work may be changed to 7:00 a.m. to 3:00 p.m. as dictated by the needs of the production or production accounting departments and will not be considered a change in shift.  Laboratory personnel may be assigned to work other shifts periodically as necessary to meet the needs of the production department.

Section 4.

The payment of additional compensation for any hours worked in excess of eight (8) hours in any one day, or forty (40) hours in any one work week, shall be in satisfaction of the obligation of the Company under this Agreement.  There shall be no duplicate payment for daily overtime and weekly overtime.  If daily overtime is greater in any one work week, only daily overtime shall be paid, or if weekly overtime is greater in any one work week, only weekly overtime shall be paid.

Section 5.

Notwithstanding any other provision of this Agreement to the contrary, no employee, except in case of emergency, shall be allowed or required to work more than sixteen (16) consecutive hours.

ARTICLE VII
CALL-OUT OVERTIME AND LOCAL NOTIFICATION

Overtime shall initially be distributed, as equitably as practicable, to employees regularly assigned within the area where the overtime is required.  The Company may then offer such work to employees in other areas who are qualified.

Section 1.

Work that is required beyond the end of the shift (or end of the day) that is expected to be four (4) hours or less in duration will be performed by a holdover, whereby the overtime will be offered to the employees on duty who are qualified for the work in the order that their names appear on the respective area call-out list.  If the work will exceed four (4) hours, Company shall have the option of holding an employee over four (4) hours and calling a qualified oncoming employee in four (4) hours early to complete the overtime, or calling an employee out from the appropriate call-out list.

An employee held over for as much as one (1) hour in a case in which his relief is not late, shall be paid a minimum of four (4) hours at straight time at his regular rate even though the full four (4) hours may not be worked.  However, in the case of a holdover due to a Company meeting, individuals will be paid time and one-half (1-1/2) for hours worked.

An employee called for work outside his regular schedule shall be paid a minimum of four (4) hours at time and one-half (1-1/2) his regular rate even though the full four (4) hours may not be worked or he does not work at all.

An employee called out for work outside his regular hours will not be deprived of completing his daily schedule of hours on account of the extra hours worked on such call-out.  An employee called out for work who works continuously until the beginning of his regular hours of work and continues to work the regular hours of his scheduled work shall not be considered to have had a change in shift within the meaning of Section 3 of this Article VII.  Notwithstanding the fact that an employee has been called out for work, such employee shall be required to perform his regular work schedule during the remainder of the work week in which such call-out occurs unless excused by the Company.

In the event overtime distribution and/or call-out procedures do not provide the Company with sufficient qualified personnel to perform the overtime work, the Company shall have the right to assign qualified personnel, or at its option, assign the work to a salaried employee.

Section 2.

If an employee reports to work on time as scheduled, he shall be given the opportunity of working a full 8-hour shift.  If an employee reports to work late for a scheduled work day and arrangements have been made to have an employee work overtime in his place, the Company shall allow the employee who reported to work late to work the remainder of his regular schedule, and the employee who is working overtime due to such employee being late will be relieved of duty.

Section 3.

No employee shall lose any time from his normally scheduled 40-hour week occasioned by any shift change.  However, any employee who is working extra to complete his forty (40) hours per week may be used for filling vacancies in his area in accordance with his seniority.  The Company further agrees that each employee shall receive twenty-four (24) hours' notice prior to any change in his shift, or in lieu thereof, the employee shall receive time and one-half (1-1/2) for the first shift worked; however, no such extra pay shall be paid when an employee's shift is changed incident to his promotion to a higher vacancy or when he is returned to his regular assignment from an advancement.  However, if an employee's assignment is temporarily shut down and, as a result, there is no work for him on his regular assignment, he may be so notified and reassigned to fill other operating vacancies on another shift or to work with Maintenance on another shift.  If the employee is so notified sixteen (16) hours or more in advance of the beginning of his new shift, he will not be entitled to pay in lieu of short notice for shift change.

If an Operator Trainee (in order to complete his forty (40) hours per week) must work outside the regularly scheduled hours of a day employee, he will be assigned to work extra and may be used as a relief man for filling vacancies in the operating area in which he last worked in accordance with his seniority.

Section 4.

If an employee is instructed to work and does work continuously for as much as two (2) hours before or beyond his regular shift or schedule, he shall be paid a sum equivalent to thirty (30) minutes at straight-time pay in lieu of meal time.

ARTICLE VIII
SHIFT MEN - DAY MEN

The term "shift employee" as used herein shall be deemed to mean one who is employed for specific periods in the course of continuous operations regularly carried on during two (2) or more shifts per day, five (5) or more days a week; each other employee is a "day employee."

ARTICLE IX
HOLIDAY PAY

Each of the following days is a holiday:

New Year's Day
Good Friday
Memorial Day
July Fourth
Labor Day
Columbus Day
Thanksgiving Day
Day after Thanksgiving
Christmas Eve
Christmas Day

Each of the above-mentioned holidays shall be deemed to begin at 11:00 p.m. on the day immediately preceding the holiday and end at 11:00 p.m. on the holiday, except when the holiday falls on Sunday, in which case those employees who are working a 6-day week will observe the holiday on the following Monday.

An employee may elect to take a personal holiday in lieu of Columbus Day.  To do so, it must be scheduled with supervisory approval not less than 14 days prior to the date requested.

Employees who are regularly scheduled to work 12 hour shifts will receive 12 hours’ pay at his straight time rate for each recognized holiday.  Other employees who work on a holiday will be paid eight (8) hours' holiday pay at his straight time rate.  In addition, all employees will be paid one and one-half (1-1/2) times his straight time rate for each hour worked on the holiday.

Each employee covered by this Agreement who does not work on a particular holiday shall be paid, with respect to that holiday, a sum equal to his regular straight time for either eight (8) or 12 hours worked, depending upon his regular work schedule, provided that no such payment shall be made to an employee, with respect to a holiday, if such employee (a) is scheduled to work on that holiday and, without permission of the Company, fails to report for work; or (b) is on leave of absence; or (c) is on layoff; or (d) is on sick leave and has not worked or does not work at any time during the 2-week pay period in which the holiday occurs.

Holiday Pay -- Employee will be off on a holiday if so notified that his services are not needed.  Employees who fail to receive proper notification will receive time and one-half (1-1/2) for the first shift worked after the said holiday.  Proper notification will be twenty-four (24) hours.  Such notification shall not be required in the event of unit or equipment mechanical failure, fire, storm, explosion, or Act of God.

Employees will have the option, by seniority, to elect to work or leave if less than all can be excused.

Day Employees -- assigned to the Operating areas -- who normally work Monday through Friday, shall observe a holiday falling on Saturday the preceding Friday, and a holiday falling on Sunday the following Monday, and not report for work unless notified.  However, the Christmas Eve holiday shall be observed on the last scheduled work day prior to Christmas Day holiday.

ARTICLE X
VACATIONS

Section 1.

Normal vacation accruals will be computed in accordance with the following provisions:

(a)	Two weeks (80 hours) after having accrued one (1) year's Company seniority.

(b)	Three weeks (120 hours) during the calendar year after having accrued six (6) or more years' Company seniority.

In computing length of service for vacations, time spent working at the El Dorado Plant will be used.

Section 2.

Those employees who had previously accrued or who will accrue, during the term of this Agreement, twelve (12) years or more Company seniority shall be entitled to a vacation accrual of four weeks (160 hours).  Thereafter, and for all other employees, the maximum vacation accrual shall be as provided in Section 1.

Section 3.

Each employee must take his vacation during the calendar year in which it falls due.  However, when an employee is absent from work due to authorized occupational injury or illness or personal sick leave and has not returned to work by December 31, he may, at the Company's option, be permitted to take his vacation or receive vacation pay between January 1 and April 1 of the following year.  An employee may elect to split his vacation in 40-hour periods, or he may take all his vacation in one period.  However, an employee that works the Uniform shift schedule (Exhibit "C-3") may elect to schedule his vacation in either 40-hour periods or 56-hour periods, or a combination of the two.  Any remaining vacation of less than forty (40) hours must be scheduled in a single period.

Section 4.

Vacation schedules must be prepared and submitted to the department head by March 1, if possible.   Scheduling of vacations will begin immediately after November 1 each year and no employee shall be allowed more than forty-eight (48) hours after being contacted by his Foreman or supervisor in which to select his vacation date.  Vacation preferences will be determined within an area by bargaining unit seniority.  Employees who have not indicated their preference of vacation dates at the end of this 48-hour period will be assigned vacation dates by their supervisors.  No employee may change his vacation dates after the schedule has been prepared except with his supervisor's permission.  Vacations taken before March 1 will be on a first come basis.

An employee will not be eligible for overtime or call-out after 11:00 p.m. of his last scheduled work day prior to the start of his vacation and until his first scheduled shift to return to work following completion of his vacation.

If any employee is not permitted to take his vacation in the calendar year in which it is due because the Company finds it not convenient to excuse him from work, such employee shall be paid a sum equal to the sum to which he would have been entitled if he had taken his vacation within the period of time immediately preceding the end of the year which period is equal to his vacation period.  No more than five (5) employees from the Operating Department and one (1) in the Laboratory may be on vacation at one time.

Section 5.

If an employee so requests at least five (5) days prior to the beginning vacation, the Company shall, prior to his beginning vacation, pay him in advance for all vacation being taken, in 5-day increments only.

Section 6.

An employee who (a) resigns, (b) retires, (c) is laid off as part of a reduction in forces, (d) is discharged for cause, or (e) is granted a military leave under the provisions of Article XV, at a time when he has earned vacation to that date but has not taken or previously received pay in lieu of, shall be paid in lieu of any vacation he has earned to that date but has not taken nor previously received pay in lieu of.

Computation of vacation under this section will be earned at the rate of one-twelfth (1/12th) for each month from employee's anniversary date.  Sixteen (16) or more calendar days of employment in any calendar month will be considered a full month in computing vacation accruals.

Section 7.

Vacation pay shall be based upon the straight time rate of an employee's regular classification at the beginning of the vacation and will be taken in accordance with his established work schedule.  If a holiday, as defined in Article IX, occurs during an employee's vacation period, the employee will receive pay for said holiday as defined in Article IX.

In the event of the death of an employee who (as of the last day on which that employee worked) had earned but not taken a vacation, a sum of money, in lieu of such vacation, computed on the basis herein stated, shall be paid to the executor or administrator, to the surviving spouse of that employee or, if there is no such representative or surviving spouse, to the next of kin of such employee.

ARTICLE XI
SENIORITY

Subject to Article XI, Section 15, seniority shall be adhered to in vacancies within an area, shifts, and layoffs as outlined below in this Article XI, other than discharge for cause.  It is understood the Company shall have the right to retain sufficient numbers of qualified personnel in such event and may assign personnel to particular shifts when required temporarily for training.

Section 1.  Eligibility for Seniority.

An employee shall be first entitled to seniority when he has been continuously employed for 180 days within the bargaining unit, his seniority dating from the date of the beginning of such employment.

The Company shall have the right to layoff or discharge, without cause, any employee who has not worked in the bargaining unit a sufficient length of time to be entitled to seniority, and such action on the part of the Company shall not be the subject of a grievance on the part of the Union or the employee involved under any provision of this Agreement.

Section 2.  Seniority Credits.

In applying the seniority provisions of this Agreement, each employee shall be credited with the seniority, if any, to which he is entitled as shown on the records of the Company at the time of execution of this Agreement.

Section 3.  Progression Chart.

Attached hereto as Exhibit "A" and made a part hereof is a Progression Chart showing all classifications in the various areas of the Operating Department.  Only those employees covered by the terms of this Agreement and included in the bargaining unit shall be entitled to exercise their seniority in their respective areas.

Section 4.  Bargaining Unit and Area Seniority.

(a)           Subject to the provisions of Section 1 of this Article XI, bargaining unit seniority shall be cumulative and shall be continuous from the date on which the employee enters the bargaining unit as shown on Exhibit "A" attached hereto.

(b)           Subject to the provisions of Section 1 of this Article, area seniority shall be cumulative and shall be continuous from the date on which the employee enters any particular area by bidding or by assignment to a vacancy of more than ninety (90) days.  In the event that two (2) or more employees have the same area seniority date, area seniority will be determined by bargaining unit seniority.

(c)           In the event an employee is permanently assigned to an area by reasons of (i) shutdown, (ii) reduction in force in an area, (iii) the return of an employee to that area after an absence in excess of ninety (90) days, or (iv) the application of Section 9 of this Article, he shall continue to be considered a part of the area from which he was so transferred until he has failed to accept a vacancy in the area from which he was so transferred.

The last employee to enter an area shall be the first employee reduced from an area upon the termination of an authorized leave in the area.  All other reductions from the area will be made by area seniority.

(d)           If an employee in any area elects to bid to another area of the Operating Department and is the successful bidder, upon his transfer, he shall then lose his accrued seniority in the area from which he bid.  Should he fail to qualify in the area to which he transferred, he will be transferred to Operator Trainee position and will lose any seniority he has accrued in the area where he failed to qualify.

Section 5.  Vacancies of More Than Ninety (90) Days.

(1)           Pursuant to Section 15 of this Article, when a vacancy of more than ninety (90) days occurs in any area, the vacancy will be filled by the bidding procedure.

(2)           Pursuant to Section 7(1)(a) of this Article, if there are employees not in the area who have retained seniority in the area in which the vacancy occurs, the employee with the most retained seniority shall be assigned without bidding, to the vacancy or forfeit his seniority in the area.

(3)           Area seniority shall be adhered to in all shift vacancies of more than ninety (90) days within an area.

Section 6.  Vacancy Posting and Bidding Procedure.

(a)           The Company shall post promptly and keep posted on the appropriate bulletin board for ten (10) days the notice of any vacancy.  It shall be the duty of any employee who feels himself entitled to such vacancy, based on his seniority, to file his signed bid in the manner hereinafter stated.

(b)           In order to be considered valid, a bid must be signed, dated, and the original must be deposited in a locked box marked " USWBids for Company," and the duplicate must be deposited in a locked box marked "USW Workmen's Committee."  Each of said boxes will be provided at or near the main entrance gate.

(c)           Immediately upon expiration of the posting period of ten (10) days, the names of all bidders will be posted on the bulletin board for a period of five (5) days.  Within this 5-day period, each bidder who still wants the vacancy must sign an acceptance notice to this effect and deposit in the box marked "USW Bids for Company" and place a copy of the notice in the " USW Workmen's Committee" box at the clock house.  However, if an employee is going to be off from work for the duration of this 5-day period, he may leave his acceptance notice with the personnel department.

(d)           At the end of this 5-day period, the employee with the most bargaining unit seniority who has turned in an acceptance notice will be assigned the vacancy, and he will be transferred to the new vacancy as soon as possible.  The successful bidder's seniority in the area to which he is transferred will start on the sixteenth (16th) day after the vacancy was originally posted.  An employee accepting a promotion by either the area realignment or the bidding procedure to a vacancy with a higher rate of pay will not receive the higher rate of pay until qualified for the vacancy.

In cases where more than one (1) vacancy is posted, a bidder must indicate his order of preference on all vacancies he is willing to accept when he turns in his acceptance notice.

(e)           In the event no one wishes to accept the posted vacancy, Company may elect to employ a qualified operator or to assign an Operator Trainee to the vacancy.

(f)           Notwithstanding any other provisions of this Section 6, it is agreed that the Company shall have the right at any time during said 10-day posting mentioned above, to withdraw that posting in the event the Company decides that such vacancy need not be filled.  The provisions of this paragraph will not apply to filling normal vacancies.

Section 7.  Filling Vacancies of Ninety (90) Days or Less.

(1)           Pursuant to Section 15 of Article XI, when a vacancy exists for a period up to and including ninety (90) days, it shall be filled by promoting the senior employee of the next lower classification who is working the same shift in the area in which the vacancy occurs.  If no Operator Trainee, with retained area seniority, is available, this lowest vacancy will be filled on an assignment basis by an Operator Trainee assigned to that area with the most bargaining unit seniority who is available and qualified to perform the work.

In the event the vacancy(ies) cannot be filled by this procedure, the vacancy(ies) will be filled by overtime procedures and will normally be the vacancy which existed in the area before any reassignment.

(a)           However, if an employee is removed from the active payroll, the vacancy caused by this action will be filled according to Section 5 of this Article on the first (1st) day after this action.

(2)           In the event an Operator Trainee is not available and overtime is required, the following procedure will be used:

(a)(i)  When overtime is required other than holdover or early call-in overtime, set forth in Section 1 of Article VII, call-outs will be made from the appropriate call-out list.  Overtime call-outs may start up to forty-eight (48) hours in advance of the actual time required.  Call-out lists will be maintained for Operator Trainees, Area II, Area III, Area IV, Emergency Squad, and a Master List.  Call-outs will be made starting at the top of the list for the area where the overtime is required and proceeding to the bottom, calling those individuals possessing the necessary qualifications for the work.

In the event there will be a vacancy as the result of vacation or other scheduled absence, Company may assign qualified employees to cover such absences up to seven (7) days in advance of such need.  Company may also utilize hold-over and call-in, or fill such vacancy by regular call-out procedures.

Upon acceptance or rejection of a call-out, the individual's name will be placed at the bottom of the list.  If the call-out is canceled, the employee shall be offered makeup overtime without his name moving on the call-out list.  Makeup overtime is defined as: Work of the nature encountered in normal operations but not normally done on overtime.  At the time the makeup overtime is offered, the employee must accept or reject the makeup overtime.  Makeup overtime will be offered for a full 8-hour shift.

Employees are ineligible for call-outs that interfere with previously arranged call-outs or their normal schedule.

The master call-out list will consist of a list of names of regularly assigned employees on Area II, Area III, and Area IV call-out lists who desire to work overtime.  Employees called on this list will rotate on this list, but will not rotate on the area list their name appears on for any overtime worked on a master call-out.  Master list call-outs will terminate when the work is completed.

(a)(ii)  Each call-out will terminate at the end of the shift during which the work on that call-out began.  An employee working a call-out, except for filling shift vacancies, will be expected to do the work for which that person was called and other operational work, excluding housekeeping work, in the area that may arise after the individual reports to work, for which that person is qualified.  A call-out will end when the work for which the person was called, plus the additional operational work, is completed.

(a)(iii)  Individuals' names will not be moved on the call-out lists for any overtime associated with Safety and Housekeeping Inspection Teams, or Accident Investigation Teams, or Safety Meetings, or Emergency Squad Training, or for overtime set forth in Section 1 of Article VII.

(a)(iv)  Employees who work the Uniform Shift Schedule will have their names moved to the bottom of their respective call-out lists at the beginning of the 7-3 shift of the day which is their sixth (6th) work day in the same work week.

(a)(v)  Operator Trainees may have their names appear on the list in the area where they possess qualifications.  For employees with retained area seniority, the call-out list to which their names will be assigned will be the area where they have retained seniority.  Upon acceptance or rejection of a call-out, an individual's name will be moved to the bottom of each list where his name appears.  An Operator Trainee's name will be moved from one area call-out list to another, at the beginning of the day of transfer of that individual to another area in which the Operator Trainee holds qualifications.

(a)(vi)  Any time an employee's name is entered on an area call-out list, his name will be entered at the bottom of that list.

(a)(vii)  An employee may, for personal reasons, have his name removed from the call-out list(s).  At such time as he desires, he may return his name to the bottom of the appropriate call-out list(s).  An employee who is off for vacation, sick leave, or leave of absence will not be available for overtime.  His name shall be turned over on the call-out list(s).  Upon return, he will be available as though he had no opportunity during his absence.

(a)(viii)  The call-out lists will be maintained under the direction of the area supervisors or Foremen, and it will be their responsibility to keep such records as are necessary to administer the call-out procedure and to present the proper information to the shipping attendants for execution.  Copies of the daily call-out sheets will be furnished to the Union representatives.

(a)(ix)  Any employee who accepts an assignment outside the bargaining unit will have his name placed at the bottom of the appropriate list(s) for the duration of the assignment.

(a)(x)  An employee must have a telephone in his residence or be available at the plant in order to be eligible for a call-out.  Only one (1) telephone may be listed for each employee.

(a)(xi)  Employees will not be eligible for overtime in an operating area until they have qualified on a vacancy in that respective area.  Upon qualifying on a vacancy in an area, a new employee's name will be placed on the bottom of that area call-out list and the master call-out list.

If, at the time of each bi-monthly meeting, it is brought to the attention of the Company that an inequity exists between areas in the distribution of overtime, an attempt will be made to equalize overtime.

When an employee is held over due to negligence in providing relief and proper notice has been given, the employee held over will be paid a minimum of two (2) hours at his straight-time rate.

The above procedure may be modified by mutual agreement between the Union and the Plant Manager or his designated representative.

(b)(i)  Any employee who has been off duty due to illness, injury, or an unauthorized leave will be required to give his supervisor eight (8) hours' notice of his intention to return to work or secure permission of the Company to return to work earlier.

(b)(ii)  When an employee's shift is changed for any reason so that he will have only eight (8) hours off between shifts, he will not be eligible to double over from the first shift, and he will not be eligible for call-out during the 8-hour interval between shifts.

(b)(iii)  When an employee who is temporarily working in a higher classification, other than his regular classification, accepts the opportunity to work over, his classification will revert to his regular classification.  At the end of his regular shift, said employee who has stayed over onto a shift may exercise his seniority to receive any temporary upgrading that occurs on that shift.

(b)(iv)  When a unit or piece of equipment is temporarily shut down and as a result there is no work for an employee on his regular assignment, such employee may be required to:  (a) perform the duties of other assignments within his area, (b) assist in maintenance efforts anywhere in the plant, or (c) perform minor maintenance in his area.  If such employee is absent from work during such temporary shutdown, the Company shall not be required to fill his position.

(b)(v)  Notwithstanding any other provisions of this Section, if notice of an employee's absence is not reported, the employee not receiving relief will be required to work over if relief is not available; however, if said employee does not desire to work over, he may waive this work provided there are other employees on the same shift who desire to work over.  The employees in the same classification will be given the opportunity to work over in order of their seniority.  If no employee in that classification accepts the opportunity to stay over, the overtime will be offered to the other employees on that shift in accordance with their seniority.  In case a relief man is not found within thirty (30) minutes, he may not be used to fill such vacancy.  If an Operator Trainee does not report on schedule, this paragraph is not applicable.

An employee not eligible to work over in accordance with (b)(iii) of this Section will be required to work over only until relief can be obtained.

The same procedure will be applicable to all employees if proper notice is given that an employee will be less than three (3) hours late.  Such employee will be relieved when his relief reports.

Section 8.  Classifications and Shifts

(a)           Each employee returning to the service of the Company or an area from an authorized leave without pay or from sick leave, or temporary shutdown of equipment of sixty (60) days or less, shall resume his duties uninterrupted service in the area from which he left on the same lettered shift, or any shift that has become vacant during his absence, and has been filled by a man younger in area seniority.  Notwithstanding any other provisions of this contract upon (1) the termination of an authorized leave, or (2) the temporary shutdown of equipment of sixty (60) days or less, each employee who was promoted or changed shifts shall revert to the same classification (area), and the same lettered shift from which he moved, or any shift within his area that has become vacant during the leave or shutdown of equipment and is filled by a younger man in area seniority.

(b)           Any time a new vacancy is established within an area, the employee with the most area seniority shall have the right to this vacancy if he so desires.

(c)           Any new operating facility for products not now being manufactured will be filled by the bidding procedure before being transferred to any area.

(d)           When employees return to an area because equipment is started up after a shutdown of more than sixty (60) days, all shifts within a classification will be chosen by area seniority.

(e)           Any time that it becomes necessary for an employee to be demoted to a lower classification, other than a demotion caused by the termination of an authorized leave, he shall be given an opportunity to pick his shift within the classification in accordance with his seniority.

(f)           Subject to the provisions of Subsection (e) of this Section 8 of this Article XI, an employee displaced from his shift has been discontinued, shall have the right to displace any other employee in that area in accordance with his area seniority.

(g)           Any shift changes made in accordance with this Section shall be made on Monday following the determination of employees' choices provided that the determinations are made by noon on the preceding Friday and will be made without involving any overtime pay.  Determination of employees' choices of shifts must be made within one (1) week after the shift is declared vacant, except as specified above.

Section 9.  Reduction in Forces.

1.           Effective August 1, 1986, employees who are permanently assigned in areas of the Operating Department who may be transferred from their regularly assigned classifications and thereby assigned, in accordance with the seniority provisions of the Agreement, to a vacancy with a lower rate of pay, shall continue to receive the higher rate of pay until they have had an opportunity to bid on and are the successful bidder to another vacancy calling for the same or higher rate of pay.

When there is more than one (1) bidder receiving the frozen rate of pay, all except the youngest employee in seniority shall have the right to refuse the vacancy.  An employee who accepts a vacancy in order to protect a frozen rate or his retained seniority shall have the right to return to the vacancy from which he vacated if the vacancy he takes does not last for more than ninety (90) days.

Any question arising pertaining to safety due to reduced personnel in any area will be subject to Article XVII, Section 2.

2.           Reduction in personnel and reduction in rate can, however, result from the fact that the operation of all or part of the equipment being operated in area is shut down either permanently or temporarily.

Any layoff will be in accordance with Article XI, Section 13.  No employee will be reduced in pay for ninety (90) calendar days because of temporary shutdown.

3.           Bumping Procedure - Employees permanently assigned to an area who are transferred to the Operator Trainee classification due to the shutdown of equipment will be allowed to replace other employees as follows:

(a)           An equivalent number of vacancies permanently filled by employees with least bargaining unit seniority in any classification with less bargaining unit seniority, than employees reduced back to the Operator Trainee classification, will be declared vacant.  The declaring of vacancies will be made within ninety (90) days after area shutdown and the assignments will be made on the ninety-first (91st) day.

(b)           The vacancies declared vacant by the application of Item (1) above will be filled in accordance with bargaining unit seniority by those employees reduced to the Operator Trainee classification, or by the employees whose assignments were declared vacant.

(c)           Employees reduced to the Operator Trainee classification who bid on and are the successful bidders before vacancies are declared as provided in Item (a) above will not be included in the number of assignments to be declared vacant.

4.           Any employee who has replaced another employee under the provisions of subsection 9(2) above must return to the area from which he was originally reduced when he has an opportunity to do so on a vacancy of more than ninety (90) days or forfeit his seniority in the area to which he was transferred under subsection 9(2) above and go to the Operator Trainee classification.

5.           The Bumping Procedure, as set forth in this Section, will not apply as a result of consolidation of assignments, automation, or change in shift schedules.

Section 10.  Status of Employees Laid Off.

The accrued seniority, both bargaining unit and area, of an employee who has been laid off through no fault of his own shall continue to exist as of the date of the layoff for the following periods:

Length of Service	Period Seniority to Exist

Less than 180 days	0

180 Days to 2 Years	Length of Previous Service

2 Years or More	2 Years

Section 11.  Seniority Lists.

Seniority lists shall be complied and be kept at all times available to the Workmen's Committee, and the Workmen's Committee shall also have access to daily time reports to verify disputed seniority lists and service records.

Section 12.  Seniority - Outside Assignments.

Any employee, after having established seniority under the provisions of this Agreement, who is temporarily assigned to another classification by the Company, outside of the bargaining unit, shall continue for not more than ninety (90) working days per calendar year on a cumulative basis to accrue seniority on his regular classification during such period of temporary assignment.  If such employee works more than ninety (90) days per calendar year on a cumulative basis, he shall forfeit one (1) day of bargaining unit seniority for each day in excess of ninety (90) days worked outside of the bargaining unit during that calendar year.  This paragraph is not applicable to employees who transfer to the Maintenance Department.  Such employees forfeit both area seniority and bargaining unit seniority on the date which they transfer to Maintenance.

Section 13.  Layoffs and Reemployment.

The last employee hired shall be the first employee to be laid off on the basis of bargaining unit seniority.  The last employee laid off shall, if he still has seniority, be the first employee rehired (notwithstanding any provisions of Section 9 of this Article).

An employee who has worked in the bargaining unit sufficiently long to be entitled to seniority in that department, and who was laid off through no fault of his own, has kept his current address on file with the Company and continues to be entitled to seniority under the terms of this contract, shall, subject to the provisions of this Section, be given first opportunity for reemployment.

If reemployment is available for any such person, the Company shall so notify him by letter (with copy of such letter to the Chairman of Workmen's Committee), addressed to him at his address then on file with the Company.  He shall be allowed ten (10) days from the date upon which said letter was mailed, or until he no longer retains his accrued seniority as provided in Section 10 of this Article XI (whichever is the shorter period), in which to notify the Company in writing of his desire to return to work.  In the event he delivers such notice, he shall be allowed ten (10) days from the date of delivery thereof to report for work; provided, however, if the employee involved is, on the date which he would otherwise be required to report for work, totally disabled to work, he shall, on or before that date, deliver to said Company a statement in writing from a licensed physician stating that he is so disabled, in which event the period within which he shall be permitted to return to work shall be extended ninety (90) days.

Section 14.  New Operations and Existing Operations.

The classification to be established in any new operations and the area in which new operations will be incorporated shall be discussed with the Workmen's Committee not less than thirty (30) days prior to the posting of new vacancies in that area.

Section 15.  Promotional Requirements.

The minimum qualifications required in order for an employee to be eligible to bid on a classification posted as a vacancy will be the ability to write and to read and comprehend written and verbal operating instructions.

ARTICLE XII
PHYSICAL EXAMINATIONS

Section 1.  Periodical Examinations.

The Company may, from time to time, require all employees to have periodical physical examinations by a doctor selected by the Company.  However, as long as an employee is physically fit, such examination shall not be used as a cause for termination.  Each employee shall receive his regular rate of pay for all time required for him to be examined at the request of the Company.

Section 2.

In the case of an employee being absent from work due to illness or physical impairment, he may be required to present a certificate of physical fitness, signed by a licensed physician, before being readmitted to work.  This rule, however, shall not limit the right of the Company to require physical examination by a physician in the Company's service in exceptional cases of constantly recurring absence from duty.

Section 3.

Notwithstanding any of the provisions of Article II or Article IV of this Agreement, in case a dispute arises over the physical fitness of an employee to return to work or continue to work, a board of three (3) physicians shall be selected, one by the Company, one by the employee, and one selected by the two so named.  The decision of the majority of this board shall be final and binding.

ARTICLE XIII
AUTHORIZED DEDUCTIONS

1.  Union Dues.

Upon receipt of a signed authorization by an employee in the form provided herein, requesting deductions from his or her wages of his or her monthly Union dues, the Company agrees to honor such authorization according to its terms during the life of this Agreement.  The form of such individual authorization shall be as follows:

"Until further notice you are hereby requested and authorized to deduct from wages due me and payable on the first regular pay day of each month, the sum equal to my monthly dues as set by , UNITED STEELWORKERS OF AMERICA INTERNATIONAL UNION AFL-CIO AND ITS LOCAL 13-434 , for my account on or before the 15th day of the month following the calendar month for which said deductions are made."

The Financial Secretary of Local Union  13-434and an International Representative of the Union shall, from time to time, notify the Company in writing the amount of the monthly deduction to be made, from time to time, under this authorization.
The Company shall remit to the Union the amount so deducted on or before the 15th day of the calendar month following that for which deductions are made.

2.	Political Contributions

The Company hereby agrees to honor contribution deduction authorizations from its employees who are Union members in the following form:

"I hereby authorize the Company to deduct from my pay a yearly specified sum and forward that amount to the UNITED STEELWORKERS OF AMERICA INTERNATIONAL UNION AFL-CIO AND ITS LOCAL 13-434 Political Committee.  This deduction should be made and remitted to the Union on the first regular pay day of February each year.  This authorization is voluntarily made on the specific understanding that the signing of this authorization and the making of payments to the UNITED STEELWORKERS OF AMERICA INTERNATIONAL UNION AFL-CIO Political Committee are not conditions of membership in the Union or the employment with the Company and that the UNITED STEELWORKERS OF AMERICA INTERNATIONAL UNION AFL-CIO Political Committee will use the money it receives to make political contributions and expenditures in connection with federal, state, and local elections."

The Union agrees to indemnify the Company for any loss the Company may suffer as the result of this deduction taken by the Company from an employee's pay to be remitted to the Union.

ARTICLE XIV
DISCHARGE

Section 1.

An employee shall not be discharged if physically and mentally capable of continuing his duties on account of any accident unless the accident was caused by negligence, carelessness, or malicious intent of the employee.

Section 2.

The company shall expect all of its employees to adhere to its rules and regulations.

Section 3.

The question as to whether a person who is discharged was rightfully discharged shall be a proper subject of arbitration.

The Company and the Union will share in the expenses of arbitration equally.

ARTICLE XV
MILITARY LEAVE

Section 1.  Leave of Absence.

The rights of employees of the Company who enter military service during the term of this Agreement will be governed in all respects by the Military Selective Service Act including amendments.

Section 2.

An employee, upon return to work from Military Leave, will be allowed to claim any assignment that became vacant during his term of Military Leave to which his area seniority would have entitled him had he not been on Military Leave.

ARTICLE XVI
BULLETIN BOARDS

The Company shall maintain a bulletin board to be placed on the property where it may be seen by employees entering and leaving their place of employment.

Such bulletin board may be used by the Workmen's Committee of the Union for any matters pertaining to its membership provided the material posted shall contain nothing of a political or controversial nature nor reflect upon the Company or any of its employees or products.

Any notices other than notices of Union meetings, results of elections, sample ballots of Union elections, social events shall be approved in writing by Plant Manager or his representative before posting.

This bulletin board will be locked with keys, released to the Chairman of the Workmen's Committee, the Chief Steward, and the Chairman of El Dorado Chemical Company Group of Local 14-434of the Union and to the Company.

ARTICLE XVII
SAFETY & HEALTH

Section 1.

The Company shall institute and maintain all reasonable precautions for safeguarding the health and safety of its employees, and all employees are expected to cooperate in the implementation thereof.  Both the Company and the Workmen's Committee recognize their mutual interest to assist in the prevention, correction, and elimination of all unhealthy and unsafe working conditions and practices.

Section 2.

No employee shall be required to perform services that seriously endanger his physical safety, and his refusal to do such work shall not warrant or justify discharge.  In all such cases, an immediate conference between the Company and Union shall be held to settle the issue in question.

Section 3.

The Company recognizes the Workmen's Committee to be a Union Health and Safety Committee that will discharge this responsibility at a scheduled session as held under Article XVIII.  Discussion of Safety and Health topics will be included in minutes issued from that session.  The Health and Safety Committee will have the responsibility of making constructive recommendations for changes to eliminate unhealthy and unsafe conditions and practices.  Recommendations of the Health and Safety Committee will not be subject to the Grievance Procedure under Article IV.

Section 4.

The Company will provide and maintain adequate health and safety equipment, monitoring devices, and personnel protective equipment.  Additionally, the Company will provide employee training to ensure that employees are knowledgeable in use and maintenance of health and safety equipment and personnel protective equipment.

Section 5.

The Company will provide appropriate routine medical examinations at its discretion.  A report of the medical findings will be made to the affected employee.

Section 6.

Inspection of all equipment throughout the plant or place of employment shall be continued by the Plant Manager or other persons designated by the Company from time to time.  An inspection of any equipment may be secured upon the recommendation of the Workmen's Committee or the workmen employed on such equipment.  The Union Workmen's Committee may make written suggestions to the Plant Manager or his representatives as to the elimination of hazards in order to prevent accidents.

Section 7.

A Safety and Housekeeping Inspection Team will be maintained for purposes of making periodic inspections of the plant premises and recommendations to improve Safety and Housekeeping.  This team will consist of not more than two (2) members of this Workmen's Committee, or two (2) other members of the bargaining unit, and other persons outside the bargaining unit as designated by the Company.  Those members of the bargaining unit who serve on the team will be excused from work, with pay, on the day of the inspection, and the vacancy created will be filled in accordance with Article XI, Section 8.

Section 8.

Two (2) "at-large" employees will be selected by the Company to participate in the Manufacturing Department Safety Planning Committee.  The term of service will normally be one (1) year for these employees.  The Company will maintain a list of those employees agreeing to serve.

Section 9.

One (1) "at-large" employee from the area in which the accident occurred, selected by the Company, will be asked to serve on formal Accident Investigation Teams as formed.  The Company will maintain a list of those employees agreeing to serve.

Section 10.

The Company may, at its discretion, maintain a plant Emergency Squad for preserving the well-being of both employees and the physical facilities within the plant.  The Company may assign employees to the Emergency Squad by classification and classification qualification.

The Emergency Squad shall be trained in first aid, personal rescue, fire fighting and other emergency training under the overall direction of the plant Safety Supervisor.  Other selected personnel will be expected to attend training sessions to complement the makeup of the Emergency Squad, emergency equipment, and substitute as Emergency Squad Leader.

The Emergency Squad will be called in the event of an emergency, consistent with the Plant Emergency Plan, and shall be considered the primary crew to perform the duties and direct the operation during the emergency.  However, should the need arise, other available employees, including salaried employees, may assist the Emergency Squad.  If a need arises during an emergency, the Emergency Squad Leader may, at his discretion, call out additional Emergency Squad members.

The Company will maintain relationships with local emergency service groups so that, if available and if required, these groups may assist the Plant Emergency Squad.

ARTICLE XVIII
WORKMEN'S COMMITTEE CONFERENCES

Workmen's Committee, composed of five (5) members from the employee work force, and management representatives, shall hold regular meetings on a bi-monthly basis.  It shall be the responsibility of both parties to submit a written agenda of each subject it wishes to discuss no less than forty-eight (48) hours before the day of any such meeting.  In the event the aforementioned day occurs on a holiday, the day preceding the holiday shall be the day of the meeting.  This date may be changed by mutual agreement.

The members of the Workmen's Committee, when scheduled to work the graveyard shift on the day after any such regular meeting, will be excused from work on that graveyard shift with pay.

ARTICLE XIX
SEVERANCE PAY

Any employee covered by the terms of this Agreement whose services are terminated through no fault of his own shall be granted severance pay after one (1) year of continuous service of one (1) week's pay, equivalent to forty (40) hours' straight-time pay at his regular rate; after two (2) years' service, two (2) weeks' pay equivalent to eighty (80) hours straight-time pay at his regular hourly rate.

If the services of an employee who has been continuously employed by the Company for one (1) year or longer is terminated through no fault of his own, and he has not been notified by the Company (by notice given at least two (2) weeks prior to the date upon which his services are terminated) that his services will be terminated on that date, he shall be paid, in addition to the amount to which he is entitled under the provisions of the first paragraph of this Article, two (2) weeks' pay equivalent to eighty (80) hours straight-time pay at his regular hourly rate.

ARTICLE XX
CONTRACT WORK

It is agreed that any work or operation as covered by this Agreement will not be contracted out if the Company has men and equipment available for such work.

ARTICLE XXI
DISCRIMINATION

There shall be no discrimination by the Company against any employee on account of his membership in this labor union or on account of any activity undertaken in good faith in his capacity as a representative of other employees.  The Union shall not discriminate against any employee who is not a member of the Union.

Where the male gender is used in this contract, it is intended to refer to both male and female.  It is a continuing policy of the Company and the Union that the provisions of this Agreement shall be applied to all employees without regard to race, color, religion, sex, physical disability, national origin, or age.

ARTICLE XXII
LEAVE OF ABSENCE

Section 1.  Personal Business.

If an employee desires to be off on personal business (not emergencies), he may do so with written consent of the Company, signed by the Plant Manager or his representative, so long as he does not desire to be off work over two (2) work weeks and provided that he gives the Company forty-eight (48) hours' notice of his desire to be absent and the length of time he desires to be off.  Upon completion of such leave, he will resume employment on the basis of uninterrupted service.  The provisions of this Section 1 shall not be extended to more than two (2) employees in each area at any one time.

Section 2.  Union Business.

(a)           The Company shall grant a leave of absence, without pay, extending not longer than thirty (30) days to employees in order to engage in any work pertaining to the business of the Union, local or otherwise, upon sufficient notice so that the employee's absence will not cause overtime employment.  Upon completion of such leave that employee will resume employment with previous seniority retained.  This privilege will not be extended to more than four (4) employees at any one time.  This privilege will not be extended to any one (1) employee for more than an aggregate of sixty (60) days in any one (1) calendar year.  This does not apply to negotiations.

(b)           Notwithstanding the provisions of the foregoing subdivision (a), the Company agrees that upon written request of the President of the Union (addressed to El Dorado Chemical Company, P. O. Box 231, El Dorado, Arkansas, Attention:  Plant Manager) one (1) employee will be given a leave of absence not to exceed one (1) year, without pay, to work as an employee of the Union, or any of its affiliates, with the provision, however, that such leave of absence shall, upon the written request of the President of the Union (addressed in like manner) be extended for a period of time not to exceed one (1) additional year.

It is provided, however, that not more than one (1) employee at a time may be on leave of the character mentioned in the paragraph immediately preceding.

No employee shall be granted a leave of absence pursuant to this subsection who has not, immediately preceding the date upon which such leave of absence is to begin, worked for a period of one (1) year continuously.

Upon completion of the leave of absence mentioned within this subsection, or upon completion of the extended term of such leave of absence, if the term thereof is extended pursuant to this subsection, the employee involved will resume employment with previous seniority retained, provided such employee reports to the Company for work within one (1) day following the expiration of said leave of absence or within one (1) day following the extended term of such leave of absence if the term thereof is extended pursuant to this subsection.

An employee who fails to report for work within one (1) day following the end of such leave of absence shall thereby forfeit all of his seniority and his services with the Company shall be terminated; provided, however, if the employee involved is (on the date which he would otherwise be required to report to work) totally disabled to work, he shall, on or before that date, deliver to the Company a statement in writing from a licensed physician stating that he is so disabled, in which event the period within which he shall be permitted to return to work shall be extended thirty (30) days.

Company shall have the right to require such employee to be examined by a physician of its choice before extending such leave.

Section 3.  Sickness or Accident.

If an employee who has established seniority is out of service due to occupational injury or occupational disease suffered or contracted while he is in the employ of the Company, he shall retain his seniority accrued at the date of his disability and continue to accrue seniority for a period of twenty-four (24) months or length of previously accrued seniority, whichever is less, during the period of his disability as a result thereof, notwithstanding any provisions of Article XI.  If an employee who has established seniority is out of service due to nonoccupational injury or disease suffered while he was in the employ of the Company, he shall retain his accrued seniority for a period of twenty-four (24) months and will accrue seniority in the department in which he was last regularly employed for a period of one (1) year.

Under either of the above conditions, if an employee should accept an equal or better assignment elsewhere, his seniority shall be canceled.

When an employee is out of work for the reasons set forth in this section, FMLA and relevant insurance coverage will be applied for the initial 12 weeks of the leave.  After the initial 12 weeks, the employee will be entitled to continue health insurance coverage and at costs pursuant to his COBRA rights which will begin upon completion of the initial FMLA coverage.

ARTICLE XXIII
JURY DUTY

Each employee of the Company who is called to serve upon any grand jury, petit jury, coroner jury, or jury commission shall, after furnishing to his Foreman, a certificate in evidence of his jury service, be paid by the Company for each day which he serves upon said jury a sum equal to the difference between the amount which he would have earned if he had been required to work for the Company on that day for the number of hours of his regular work schedule and the jury pay received, with the provision that no such payment shall be made to an employee for jury service on any day during which, in accordance with his regular work schedule, he would not have worked for the Company.

ARTICLE XXIV
WAGE RATES AND CLASSIFICATIONS

Each employee who works during the period beginning 12:01 a.m., August 1, 2007, and ending 12:00 midnight, July 31, 2010, in one of the classifications shown on Exhibit "B" attached hereto, shall be paid for his work in that classification in accordance with the applicable wage rate, shift differential, and clothing allowance in accordance with Exhibit "B".

Notwithstanding any other provision of this Agreement to the contrary, the question of wages to be paid shall not be construed to include any allowance which results in an increase in the compensation of an employee or of employees.

ARTICLE XXV
VALIDITY

If any court shall hold any part of this Agreement invalid, such decision shall not invalidate the entire Agreement.

ARTICLE XXVI
NOTICES

Any notice required to be given an employee under Article V, Section 3, or under Article XIX, may be given by posting a notice on the bulletin board of the Union, with a copy of said notice to the Chairman of the Workmen's Committee.  If any employee named in such notice is on vacation or on leave of absence, a copy of said notice will be mailed in a sealed envelope, registered, and addressed to him at his address as shown on the records of the Company.  Each employee named in any such notice shall be deemed to have received the notice at the time said notice is posted on the bulletin board or mailed to him at his home address.

Any notice to the Company provided herein may be given by depositing same in the U.S. Mail in a sealed envelope, registered, postage prepaid, and addressed to El Dorado Chemical Company, P. O. Box 231, El Dorado, Arkansas 71731, Attention: Plant Manager.

Any notice to be given to the Union may be given by depositing the same in the U.S. Mail in a sealed envelope, registered, postage prepaid, and addressed to the  UNITED STEELWORKERS OF AMERICA INTERNATIONAL UNION AFL-CIO AND ITS LOCAL 13-434, El Dorado, Arkansas 71731, with a copy of the notice to the Secretary, Local 13-434, of the Union, El Dorado, Arkansas 71731.

ARTICLE XXVII
FUNERAL LEAVE

Any employee in the bargaining unit shall be allowed to be absent from work to arrange for or to attend the funeral or any of the relatives of the employee hereinafter mentioned for the time hereinafter stated:

(a)           If the deceased relative was the husband, wife, child, father, mother, brother, sister, grandfather, grandmother, or grandchild of the employee, the employee shall be permitted to be absent from work for a period not to exceed two (2) days.  One of these days shall be the day of the funeral.  If either or both of these days are scheduled working days, he shall be allowed pay for day(s) off during his regular working schedule.

(b)           If the deceased relative was the father-in-law, mother-in-law, brother-in-law, sister-in-law, son-in-law, or daughter-in-law, grandmother-in-law or grandfather-in-law of the employee, the employee shall be permitted to be absent from work with pay for the purpose stated for one (1) scheduled working day if the funeral is held on a scheduled working day.  Brother-in-law and sister-in-law will be interpreted as (i) the spouse of an employee's brother or sister; (ii) the brother or sister of an employee's spouse; or (iii) the spouse of an employee's spouse's brother or sister.

(c)           If, to attend the funeral for a deceased relative, the employee travels to a point more than 100 miles from El Dorado, Arkansas, he shall be allowed such leave for an additional day with pay.

The pay for each day's leave which the employee receives under the provisions of this Article shall be a sum equal to straight-time for his regular schedule of work on the day involved.  There shall be no duplication of payment under provisions of this Article for any other employee benefits such as:  vacation pay, holiday pay, or sickness benefits payments.

ARTICLE XXVIII
MEDICAL INSURANCE BENEFITS

Group Insurance and Pension.

The Company and employees will share the entire cost of group insurance benefits for employees and employee dependents on the following basis, in the following employee enrollment categories, payable bi-weekly:

a.           Employee
b.           Employee and Children
c.           Employee and Spouse
d.           Family

Medical claims utilization and fixed costs will determine the cost shareassigned to each enrolled employee by enrollment category.

(1)	Effective January 1, 2008, the employee’s cost share of 22%, per pay period, will be based on the total claims utilization and fixed costs commencing November 1, 2006, through October 31, 2007.

The specific cost share amounts to be effective January 1, 2008, will be constant throughout that year.

(2)
Effective January 1, 2009, the employee cost share of 23%, per pay period, will be based on the total claims utilization and fixed costs during the period, commencing November 1, 2007, through October 31, 2008.

The specific cost share amounts, per pay period, to become effective January 1, 2009, will be constant throughout that year.

(3)
Effective January 1, 2010, the employee cost share of 23%, per pay period, will be based on the total claims utilization and fixed costs, during the period commencing November 1, 2008, through October 31, 2009.

The specific cost share amounts, per pay period, to be effective January 1, 2010, will be constant throughout that year.

Effective January 1, 2008, 2009, and 2010, of each year, the maximum employee cost share amounts, per pay period, are as follows:

2008                                22%
2009                                23%
2010                                23%

If the total claims percentage cost share, per pay period, exceeds the capped rates shown below, the capped rates will apply.

2008                                2009                                2010
 22%                                  23%                                  23%
Capped Rates:
Employee                                                               $28.00                                          $33.60             $40.32

Employee & Children                                                               $52.00                                          $62.40             $74.88

Employee & Spouse                                                               $86.00                                          $103.20           $123.84

Family                                                               $110.00          $132.00          $158.40

Employees should refer to Summary Plan Descriptions for details of EDC Health Plan co-payments, deductibles, co-insurance coverage and periodic amendments as may be made from to time to time.

Effective with the date of this Agreement, the Company agrees to pay the cost of employee long-term disability insurance and basic life insurance (twice an employee's annual income).

Dental insurance coverage will be made available as an option.  The employee may elect to purchase the insurance by paying the premium each month, or by increasing the deductible amounts of the current group medical plan.

The Savings Incentive Plan for Employees, adopted effective December 1, 1985, shall be continued during the term of this Agreement.

ARTICLE XXIX
NO LOCKOUT -- NO STRIKE

The Company agrees that there shall be no lockout and the Union agrees there shall be no strike, sympathy strike, or interruption of production during the term of this Agreement.

IN WITNESS WHEREOF, this instrument is executed on the 1st day of August, 2004, to be effective as of 12:01 a.m. on the 1st day of August, 2004.

EL DORADO CHEMICAL COMPANY

BY:
George Hogg
Plant Manager

PAPER, ALLIED-INDUSTRIAL, CHEMICAL & ENERGY WORKERS
INTERNATIONAL UNION AFL-CIO AND ITS LOCAL 5-434

BY:
Barry L. Strange, Representative

APPROVED:

BY:
Kenneth Booker

BY:
Danny Eakin

BY:
Duane Yerina

BY:
Ed Tuma

BY:
James Turberville

EXHIBIT "A"
OPERATING DEPARTMENT
PROGRESSION CHART

AREA II                                AREA III                                AREA IV

"A" Operator                                           "A" Operator                                           "A" Analyst

"B" Operator                                           "B" Operator                                           "B" Analyst

"C" Operator                                           "C" Operator                                           "C" Analyst

*"D" Operator                                           "D" Operator                                           "D" Analyst

* (First 180 Days)

EXHIBIT "B"

WAGE RATES AND CLASSIFICATIONS

08/01/07                      08/01/08                      08/01/09

"A" Operator/"A" Analyst                                                        $19.88          $20.38            $20.89

"B" Operator/"B" Analyst                                                        $18.51           $18.97           $19.44

"C" Operator/"C" Analyst                                                        $17.57           $18.00            $18.45

*"D" Operator/"D" Analyst                                                                             $14.58                      $14.58            $14.58

* (First 180 Days)

Rates for Control Board Operator, Boiler House Board Operator and certain A Lab Analysts:

Supplemental pay will increase from $0.50/hour to $2.50/hour when an operator is functioning in that capacity.   The increased premium will be paid to eligible employees immediately upon the beginning of the new term of agreement.

The premium does not apply to Board Operators in training who have not been certified as required and who are functioning with a certified Board Operator as a resource on his shift who is receiving the supplemental pay on that shift.

The Company and the Union representatives will meet again as a committee not later than August 30, 2007 to continue its focus on and efforts to resolve operational and administrative issues related to this initiative.  The group will meet as needed to insure that all relevant information is collected and a plan is completed as soon as possible.

Management shall have the right to use casual labor for periods of employment not to exceed ninety (90) days per year for a given individual.
SHIFT DIFFERENTIAL

In addition to the foregoing hourly rates, there shall be paid a shift differential of forty cents ($.40) for each hour worked on the 3:00 p.m. to 11:00 p.m. shift and eighty cents ($.80) for each hour worked on the 11:00 p.m. to 7:00 a.m. shift.

For payroll purposes, shift differential pay will be averaged over all three (3) shifts (7:00 a.m. to 3:00 p.m., 3:00 p.m. to 11:00 p.m., and 11:00 p.m. to 7:00 a.m.) - forty cents ($.40) per hour will be paid for each hour worked.  Shift differential will be paid to operating personnel assigned to rotating shifts.

CLOTHING ALLOWANCE

In addition to the foregoing hourly wage rates, there shall be paid a clothing allowance of nine cents) ($.16)  per hour for each hour worked by an employee.  Effective August,1, 2007 through the term of this Agreement the clothing allowance will be sixteen cents ($.16) per hour worked by an employee.  An alternate choice to the employee is to use the contractor service to supply them with uniforms.   For those who use the uniform service will be assured of the current level of shirts, pants,  jackets and winter work jacket at the $0.16/hour cost to employees with no cost to repair or cost increase for the term of  Agreement  unless the employee terminates use of uniforms and returns damaged goods.  The company will move the location for uniform pick up and drop off to the old guard house entrance.   The new location will be implemented not later than September 1, 2007.

EMERGENCY SQUAD PREMIUM

In addition to the foregoing rates, there shall be paid a rate of ten cents ($.10) per hour for each hour worked to employees working classifications designated for inclusion on the Plant Emergency Squad.

EXHIBIT "C-2"
5-2 SHIFT SCHEDULE

M T W T F S S        M T W T F S S        M T W T F S S
_______________________________________________________________________

SHIFT
7-3                                       X X X X X                                                  Y Y Y Y Y                                                 Z Z Z Z Z
_______________________________________________________________________

SHIFT
3-11                                                 Y Y Y Y Y                                                  Z Z Z Z Z                                                 X X X X X
_______________________________________________________________________

SHIFT
11-7                                       Z Z Z Z Z                                X X X X X                               Y Y Y Y Y
_______________________________________________________________________

DAYS OFF                                                  X X                                       X X                                               X X
       Y Y                                       Y Y                                               Y Y
       Z Z                                       Z Z                                               Z Z

EXHIBIT "C-3"
UNIFORM SHIFT SCHEDULE

   M T W T F S S                                           M T W T F S S   M T W T F S S     M T W T F S S
_______________________________________________________________________

SHIFT
11-7              A A A A A D D                                        D D D D D C C   C C C C C B B                                                                           B B B B B A A
_______________________________________________________________________

SHIFT
7-3              D D D C C C C                                                        C C C B B B B                                      B B B A A A AA A A D D D D
_______________________________________________________________________

SHIFT
3-11              C C B B B B B                                                        B B A A A A A                                      A A D D D D DD D C C C C C
_______________________________________________________________________

OFF              B B C D D A A                                                        A A B C C D D                                      D D A B B C CC C D A A B B

EXHIBIT "D"
CONSOLIDATION POLICY

During their negotiations, the Company and the Union discussed the procedures to be followed by the Company in its job consolidation program and agreed as follows:

The Company will accomplish consolidation of jobs in each operating department whereby each employee will be trained through the training program announced by the Company.

As soon as an employee has demonstrated the technical knowledge and qualifications to properly perform all duties of each job within an assigned area (II), (III), then such employee will be promoted to the classification of "A" Operator at the appropriate increase in pay.

(a)           The length of training will be determined by the individual's ability to learn and perform the skills required by consolidation.  To become qualified and entitled to "A" Operator pay and classification, an employee must have the skills and knowledge to perform any job duty within his/her work area.

(b)           Areas and shifts will not be changed as a result of consolidation.

(c)           Company shall have the right to determine the frequency of rotation, (not more often than weekly) in order to accomplish job consolidation.  Such rotation shall normally be on a regular basis with exceptions made only because of justifiable business needs such as unplanned personnel absence, Acts of God, and production equipment failure.

(d)           The parties have discussed the possible impact of consolidation on a limited number of employees who are not yet "A" Operators because:

1.           They do not possess the necessary ability to learn, retain, and satisfactorily complete the requirements of job knowledge and demonstrated skills required for promotion to "A" Operator.  (This does not mean physical fitness which is provided for in Article XII.)

2.           A very limited number of employees who allege they currently have medical conditions which limit their assignment to perform all the duties of the "A" Operator classification.

3.           Those who allege they do not possess the necessary ability to learn, retain, and satisfactorily complete the requirements of job knowledge and demonstrated skills required for promotion to "A" Operator and with whom the Company disagrees.

4.           Those who have neither alleged nor requested disqualification, but who are nominated by the Company.  Following negotiations, a joint committee shall meet for the purpose of discussing the above individuals subject to the following:

(a)           Each employee in categories 1-3 must, no later than September 30, 1989, submit a signed, dated request to the Manager of Manufacturing, requesting consideration for one of the above reasons.  This procedure is offered on a one-time basis during such period.

(b)           In the event the joint committee agrees that such an employee is disqualified for the reason alleged, such person shall then be "red-circled" at the rate of the employee's present classification as provided by Exhibit "B".  The Company may utilize such individual in any job he/she is qualified to perform in his/her area.

(c)           An employee who has submitted a request to be disqualified, due to physical reasons, for assignment to perform all duties of the "A" Operator classification may be required to submit to a physical examination by the Company's physician pursuant to the provisions of Article XII.  In case of a disagreement over such employee's physical fitness for such work assignment, the procedures of Section 3 of Article XII may be resorted to by the employee within three (3) working days or the decision of the Company's physician shall be final and binding.

(d)           In the case of an employee who has alleged that he/she does not possess the ability to learn, retain and satisfactorily complete the requirements of job knowledge and demonstrated skills required for promotion to "A" Operator and the joint committee cannot reach a mutual agreement, the Company shall have the right to require such employee to proceed with its job consolidation and training program until the employee either qualifies or the Company agrees that such individual does, in fact, lack such ability.  Such individual shall then be "red-circled" at the rate of the employee's present classification as provided by Exhibit "B" and assigned any duties qualified to perform within his/her area.

(e)           In the event the joint committee does not agree that a person nominated by the Company under paragraph 4 is not qualified for training for promotion to "A" Operator, the individual may grieve the Company's decision.

(f)           The above procedure is available only on a one-time basis, limited to those individuals who have submitted written request for consideration under the provisions of paragraphs 1, 2, or 3, or who were nominated by the Company during the 60-day period commencing August 1, 1989.

It is understood that there may be a situation where, because of training needs, it is necessary to train someone other than the senior operator and shift.  In this case, as soon as such individual has been promoted to "A" Operator, the most senior operator will be placed in training for advancement to "A" Operator or paid at the rate of "A" Operator.

DATED this first day of August, 2004.

PAPER, ALLIED-INDUSTRIAL, CHEMICAL & ENERGY WORKERS
INTERNATIONAL UNION AFL-CIO AND ITS LOCAL 5-434

BY:
Barry L. Strange, Representative

EL DORADO CHEMICAL COMPANY

BY:
George Hogg, Plant Manager

APPROVED:

BY:
Kenneth Booker

BY:
Danny Eakin

BY:
Duane Yerina

BY:
Ed Tuma

BY:
James Turberville

LETTER OF UNDERSTANDING

The parties have agreed that not withstanding any other clause or provision of the agreement the following procedures shall apply during the life of the Agreement, effective August 4, 2001:

(a)
Commencing August 1, 1990, each employee shall be limited to one bid during each 12-month period commencing with the date the successful bidder is informed of the bid award.  A successful bidder will be transferred as soon as a qualified replacement is available to fill his vacancy.

(b)
Skills balancing, by shift within each area.  Company shall have the right to balance assignment skills in each area on each shift in order to maintain production efficiency and to accomplish training needs.

A shift is considered not balanced until each operating assignment has available a minimum of two qualified operators.

The Company has the right to balance skills on each shift in each area.  Whenever three (3) or more employees are qualified on any one assignment within a shift and another shift has only one person qualified for that assignment, the Company may transfer one person to the shift having only one trained person in that assignment in the following manner:

Company will offer the transfers first by area seniority to such qualified personnel and in the event the senior qualified employees decline, there by assignment of the qualified employee(s) with the least area seniority necessary to achieve shift skill balancing.

When more than one shift exceeds minimum skill balancing personnel numbers, the initial offer of transfer opportunity or assignment, will be by area seniority and qualifications from all shifts in the area.

It is understood that the same individual may not be involuntarily transferred for the purpose of skills balancing more frequently than once each twelve (12) months.

Skills balancing between shifts takes precedence over bidding procedures.

In the event the transfer of an employee from one shift to another creates a surplus on the receiving shift, the surplus employee shall then be assigned to the shift from which the transferred employee came.  If an employee is not surplus the bidding procedure will be followed.

When there is a conflict between terms of the Agreement and this Letter of Understanding, this document shall control.

DATED this first day of August, 2004.

EL DORADO CHEMICAL COMPANY

BY:
George Hogg, Plant Manager

PAPER, ALLIED-INDUSTRIAL, CHEMICAL & ENERGY WORKERS
INTERNATIONAL UNION AFL-CIO AND ITS LOCAL 5-434

BY:
Barry L. Strange, Representative

APPROVED:

BY:
Kenneth Booker

BY:
Danny Eakin

BY:
Duane Yerina

BY:
Ed Tuma

BY:
James Turberville

EXTRA CREW
LETTER OF UNDERSTANDING

During their negotiations, the parties discussed the Company's objective of facilitating its commitment to job consolidation training, recognizing the need for extra personnel who could be used for purposes of relief, training, or replacement of employees who are absent or for overtime assignment.

The parties have agreed that the Company shall have the right to utilize certain lowest seniority individuals who will be designated as "Extra Crew" and assigned as the Company may elect.  Such "Extra Crew" personnel will not be assigned to a shift or area until there is a vacancy after the completion of the realignment and bidding procedures, even though the employee has completed 180 days of service.

Such "Extra Crew" members will be drawn from the lowest senior employees in the plant or from "new hires."  No regular assignment will be deleted to provide employees for this "Extra Crew."

The Company will utilize four (4) current employees to establish the "Extra Crew," or new hires as attrition takes place.

EL DORADO CHEMICAL COMPANY

BY:
George Hogg, Plant Manager

PAPER, ALLIED-INDUSTRIAL, CHEMICAL & ENERGY WORKERS
INTERNATIONAL UNION AFL-CIO AND ITS LOCAL 5-434

BY:
Barry L. Strange, Representative

APPROVED:

BY:
Kenneth Booker

BY:
Danny Eakin

BY:
Duane Yerina

BY:
Ed Tuma

BY:
James Turberville

AMERICANS WITH DISABILITIES ACT
LETTER OF UNDERSTANDING

The Company and Union recognize the provisions of the American's with Disabilities Act may impact the terms of this Agreement, and thus agree to discuss each instance individually in order to reach a mutual understanding.

EL DORADO CHEMICAL COMPANY

BY:
George Hogg, Plant Manager

PAPER, ALLIED-INDUSTRIAL, CHEMICAL & ENERGY WORKERS
INTERNATIONAL UNION AFL-CIO AND ITS LOCAL 5-434

BY:
Barry L. Strange, Representative

APPROVED:

BY:
Kenneth Booker

BY:
Danny Eakin

BY:
Duane Yerina

BY:
Ed Tuma

BY:
James Turberville

TWELVE HOUR SHIFT
LETTER OF UNDERSTANDING

There is presently an operating practice of a twelve hour shift schedule.  All matters regarding the twelve hour shift policy are governed by the policy which is contained in Standard Operating Procedures Manual No. A002.

EL DORADO CHEMICAL COMPANY

BY:
George Hogg, Plant Manager

PAPER, ALLIED-INDUSTRIAL, CHEMICAL & ENERGY WORKERS
INTERNATIONAL UNION AFL-CIO AND ITS LOCAL 5-434

BY:
Barry L. Strange, Representative

APPROVED:

BY:
Kenneth Booker

BY:
Danny Eakin

BY:
Duane Yerina

BY:
Ed Tuma

BY:
James Turberville

LETTER OF UNDERSTANDING

During their negotiations in July and August, 2001, the parties discussed a proposal which would permit a limited exercise or bargaining unit seniority in the event of a reduction in force from either Area II, Acid, or Area III, Nitrates.  The parties recognize the continuing right of the Company to rely on the provisions of Article XI, Seniority, including the first paragraph of Article XI and agreed that Section 4, Bargaining Unit and Area Seniority, subparagraph (c) provides for reducing the numbers of employees from an Area on the basis of area seniority.

The Company agrees, that in the event of a reduction in force from either Area II, or Area III, on the basis of Area seniority, an effected employee must first seek to displace an employee who holds a classification of "D" Operator, on the basis of bargaining unit seniority, within the Area he is presently assigned.

In the event there is no "D" Operator in the Area from which such employee was reduced, he may then request permission to displace an employee who is classified as a "D" Operator from the production area (II or III) he was not displaced from, on the basis of Bargaining Unit Seniority.

The Company shall have the right to give priority over Bargaining Unit Seniority to an employee who seeks to displace a "D" Operator from Area II or III, which he was not displaced from, on the basis of previous qualifications in such Area.

Employees may not displace an employee from a classification wage rate higher than the employee who seeks to retain employment on the basis of Bargaining Unit Seniority.

DATED this first day of August, 2004.

EL DORADO CHEMICAL COMPANY

BY:
George Hogg, Plant Manager

PAPER, ALLIED-INDUSTRIAL, CHEMICAL & ENERGY WORKERS
INTERNATIONAL UNION AFL-CIO AND ITS LOCAL 5-434

BY:
Barry L. Strange, Representative
APPROVED:

BY:
Kenneth Booker

BY:
Danny Eakin

BY:
Duane Yerina

BY:
Ed Tuma

BY:
James Turberville

LETTER OF UNDERSTANDING

The parties have discussed the use of past disciplinary events of employees who commit violations of Company policies, rules, work procedures, poor work performance, negligence, errors, etc., which do not involve offenses for which the penalty is immediate discharge, and agree, that a written disciplinary record, issued to an employee who does not receive a subsequent written letter or disciplinary notice, within twelve (12) months of the date of the first written notice, then such notice will not be used as evidence in an arbitration hearing in support of a disciplinary event occurring at a later date.

If an employee receives an additional disciplinary warning, at any point in time, commencing with date of the first written warning, an additional twelve (12) months, commencing with date of the most recent disciplinary incident, must lapse with no disciplinary event, before the previous notices become unavailable as evidence in future arbitration hearings.

DATED this first day of August, 2004.

EL DORADO CHEMICAL COMPANY

BY:
George Hogg, Plant Manager

PAPER, ALLIED-INDUSTRIAL, CHEMICAL & ENERGY WORKERS
INTERNATIONAL UNION AFL-CIO AND ITS LOCAL 5-434

BY:
Barry L. Strange, Representative

APPROVED:

BY:
Kenneth Booker

BY:
Danny Eakin

BY:
Duane Yerina

BY:
Ed Tuma

BY:
James Turberville